Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Ralph J. Lober II
June 14, 2024	Tel. 330-868-9035
ralph.lober@consumers.bank

CONSUMERS BANCORP, INC. AND CONSUMERS NATIONAL BANK

ANNOUNCE THE APPOINTMENT OF NEW DIRECTOR

The Board of Directors of Consumers Bancorp, Inc. approved the appointment of Joseph A. Gerzina as a Class III director, effective July 11, 2024. Mr. Gerzina was also appointed as director of the Company’s wholly owned subsidiary, Consumers National Bank, effective July 11, 2024. He will also become a member of the Loan Committee, Audit Committee, and Corporate Governance/Nominating Committee.

Gerzina, a Canton, Ohio resident, is retired from a 32-year career in the financial industry. He has worked for several regional and local banks in senior management roles including Senior Vice President and Regional President roles. Gerzina earned a Bachelor of Arts and Science Degree in Business Administration at Capital University in Columbus, Ohio, and is also a graduate of Stonier School of Banking at the University of Delaware.

“As a lifetime resident of Stark County and active community volunteer, Joe will provide valuable insight as we work to serve the financial needs of our northeast Ohio markets. His many years in banking give him outstanding financial knowledge and experience that will prove to be a valuable addition to the Board of Directors.

Joe has a history of dedication to his community and currently serves as a director on the boards of the Stark County Port Authority, Stark County Catholic Schools, and Canton For All People. His spirit of volunteerism is consistent with Consumers Bank’s mission to make a difference in the communities we serve.

We are very pleased that Joe has joined our Board. He is a community leader who has a vested interest in Consumers Bank’s core markets,” said Ralph J. Lober II, President & CEO of Consumers Bancorp, Inc. and Consumers National Bank.

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Caption:

Joe Gerzina has been appointed to the Boards of Consumers Bancorp, Inc., and its subsidiary Consumers National Bank.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, credit risks of lending activities, the nature, extent and timing of governmental actions and reforms, competitive pressures on product pricing and services and changes in technology.